EXHIBIT 99.4

SPECIAL SERVICER'S INDEPENDENT ACCOUNTANT'S
REPORT ON SPECIAL SERVICER'S SERVICING ACTIVITIES

Arthur Andersen
Arthur Andersen & Co. S.C.


Independent Auditor's Report on the Uniform Single Attestation Program


To the Partners of CRIIMI MAE Services Limited Partnership:

We have examined management's assertion about the CRIIMI MAE Services Limited Partnership's (the "Partnership") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform
                                                                      --------
Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year
-----------------------------------------------
ended December 31, 1996, included in the accompanying management assertion. Management is responsible for the Partnership's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Partnership's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Partnership's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Partnership complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1996, is fairly stated, in all material respects.

Washington, D.C.
  February 17, 1997                             /s/ Arthur Andersen LLP


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                            MANAGEMENT'S ASSERTION


As of and for the year ended December 31, 1996, CRIIMI MAE Services Limited Partnership has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform
                                                                     --------
Single Attestation Program for Mortgage Bankers.  As of and for this same
-----------------------------------------------
period, CRIIMI MAE Services Limited Partnership had in effect a fidelity bond and errors and omissions policy in the amount of $10,000,000.


                                                 /s/ Vicki Speights
                                                 Vicki Speights, Vice President
                                                 Mortgage Servicing

                                                February 17, 1997
                                                Date


                                                 /s/ Cynthia O. Azzara
                                                 Cynthia O. Azzara, Senior Vice
                                                 President and Chief Financial
                                                 Officer

                                                February 17, 1997
                                                Date